UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, the Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”) approved an increase to the total number of authorized directors from eight to nine and, upon the recommendation of the Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”), elected Gregory T. Lucier to serve as a director of the Company and also elected Mr. Lucier to serve on the Audit Committee of the Board (the “Audit Committee”) and the Nominating Committee. Mr. Lucier’s election to the Board, the Audit Committee and the Nominating Committee is effective December 4, 2013. Mr. Lucier will serve as a Class I director and his term as a member of the Board is set to expire at the Company’s annual meeting of stockholders in 2014. There is no arrangement or understanding between Mr. Lucier and any other person pursuant to which Mr. Lucier was selected as a director of the Company. Mr. Lucier does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a party. Mr. Lucier fills a newly created vacancy on the Board and completes the size of the Board at nine members.

Mr. Lucier has over 20 years of executive management experience and currently serves as Chairman of the Board and Chief Executive Officer of Life Technologies Corporation, a global biotechnology company. Previously, he served as Chief Executive Officer of Invitrogen Corporation from May 2003 until Invitrogen Corporation and Applied Biosystems merged to form Life Technologies in November 2008. Prior to joining Invitrogen Corporation, Mr. Lucier served as Chief Executive Officer and President at GE Medical Systems Information Technologies, Vice President for Global Services at GE Medical Systems and President of GE-Harris Railway Electronics. He currently serves on the board of RainTree Oncology Services, CareFusion, Synthetic Genomics, Rady Children’s Hospital and is board chairman for Sanford-Burnham Medical Research Institute. Mr. Lucier received a Bachelor of Science Degree with high distinction in Industrial Engineering from Pennsylvania State University and a Master of Business Administration degree from Harvard Graduate School of Business Administration.

For his service on the Board, the Audit Committee, and Nominating Committee, Mr. Lucier will receive a cash retainer equal to $50,000 per year, $15,000 per year and $5,000 per year, respectively, pursuant to the Company’s standard compensation practices as approved by the Board in May 2013. Pursuant to the terms of the Company’s automatic grant program for its non-employee directors under the Company’s 2004 Equity Incentive Plan, as amended by the Board in May 2013, Mr. Lucier will also be awarded on December 4, 2013 (i) an initial grant of 8,312 shares of restricted stock units (“RSUs”) for the Company’s common stock (the “Initial RSU Grant”), which number of shares equals $200,000 divided by the 200 day moving average of the Company’s closing stock prices immediately preceding the grant date of the RSUs and (ii) a grant of 1,416 shares of RSUs for the Company’s common stock (the “Prorated Annual RSU Grant”), which number of shares equals a prorated amount of the automatic RSU grant received by each non-employee director on the date of the last stockholders meeting. The shares subject to the Initial RSU Grant will vest in full on the second anniversary of the date of grant. The shares subject to the Prorated Annual RSU Grant will vest in five successive monthly installments commencing from the date of grant with the entire unvested portion of such Prorated Annual RSU Grant becoming vested in full as of the day immediately preceding the next annual stockholders meeting.

Mr. Lucier has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-113344), filed with the Securities and Exchange Commission on March 5, 2004, as amended.

On December 4, 2013, the Company issued a press release announcing Mr. Lucier’s appointment to the Board. A copy of the press release is included with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by NuVasive, Inc. on December 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: December 4, 2013	By:	/s/ Jason Hannon
Jason Hannon
Executive Vice President & General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press release issued by NuVasive, Inc. on December 4, 2013